SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release ("Agreement") is entered into by Mark T. Peterson ("Employee") and Roadrunner Transportation Systems, Inc. ("Employer") (collectively, "the Parties");

Whereas, Employee was separated from employment effective August 31, 2016;

Whereas, the Parties wish to conclude their employment relationship amicably, with Employee receiving the separation benefits described in this Agreement;

NOW, THEREFORE, it is hereby agreed by and between the Parties as follows:

1. **Termination of Current Employment Relationship**

Employee's current employment with Employer will terminate effective August 31, 2016 ("Separation Date").

2. **Payment and Benefits**

Employee will be paid wages earned through the Separation Date and any earned but unused PTO regardless of whether or not Employee signs this Agreement. No other amounts are due and owing or will be paid to Employee other than those contained within this Agreement.

If Employee signs this Agreement and does not revoke, Employer agrees to pay Employee twenty six (26) weeks of regular base salary ($12,269.23 per biweekly period), pursuant to Employer's normal payroll procedures ("Separation Payment"). The Separation Payment will have the same taxes and governmentally-mandated withholdings deducted. Payment of the Separation Payment will not begin until the next normal payroll period occurring after expiration of the revocation period (without revocation by Employee) referenced in Paragraph 15(f).

If Employee signs this Agreement and does not revoke, Employer agrees that, notwithstanding any provision of an RSU Agreement to the contrary, upon Employee's signing of the Additional Release (without revocation) all 2014 and 2016 Restricted Stock Units granted by Employer to Employee that are currently unvested (8,840 units) will become "Vested Units" (as such term is defined in the Restricted Stock Unit Agreement(s) between Employer and Employee pursuant to which Employer granted to Employee the Restricted Stock Units (such agreements, the "RSU Agreements")). Employee's further rights and obligations regarding the Restricted Stock Units are as described in the RSU Agreements as well as Employer's 2010 Incentive Compensation Plan.

Employer agrees to pay Employee the amount of eleven thousand, two hundred seventeen dollars and sixty six cents ($11,217.66), subject to normal withholding for payroll, income taxes and such other deductions as may be required by law, to be used by Employee to obtain health insurance coverage, or for any other purpose Employee chooses to use it for. This payment will not be made until the first regular payroll after the expiration of the revocation period (without revocation by Employee) referenced in Paragraph 15(f).

3. **Release**

Employee does hereby fully and forever discharge and release Employer, its owners, stockholders, officers, directors, agents, employees, representatives, attorneys, affiliates,

subsidiaries, related or parent entities (and offlcers, directors, agents, employees, representatives and attorneys of such affiliates, subsidiaries, related or parent entities), insurers, predecessors, successors, heirs and assigns ("Released Persons and Entities") from any and all actions, causes of action, charges, complaints, claims, attorneys' fees, demands, damages, costs, expenses or compensation of any kind or character whatsoever which Employee has, had or might have been able to assert or claim based on any action, omission or conduct of any kind, known or unknown, on the part of the Released Persons and Entities from the beginning of time up to the date of this Agreement. By way of example only and without in any way limiting the generality of the foregoing language, Employee's release shall include any claims for relief or causes of action under the Age Discrimination in Emptoyment Act, as amended,29 U.S.C, sec^ 621, g!-SEg., including the Older Workers Benefit Protection Act of 1990; Title Vll of the Civil Rights Act of 1964, as amended, 42 U.S.C. sec. 2000e, et seq.; the Americans With Disabilities Act of 1991,42 U.S,C. $ 12101 et seq.; the Rehabititation Act of 1973, as amended,29 U.S.C, secs.791,793 and 794; the WorkerAdjustment and Retraining Notification Act; the Civil Rights Enforcement Statutes,42 U,S.C. secs. 1981 through 19BB; Employee Retirement lncome Security Act of 1974,29 U.S.C. sec. 1001, et gleq.; the National Labor Relations Act; 29 U.S.C. sec 151, et seq..; the Fair Labor Standards Act of 1gg8,29 U.S,C. $ 201 et seq.; the Occupational Safety and Health Act of 197A,29 U.S,C. g 651 et seq.; the Family and Medical Leave Act of 1993, 29 U,S.C. $ 2601 et ses.; the Sherman Act, as amended, 15 u.s.c. $1 et seq.; the clayton Act, as amended, $1s u.s.c. g12 et seq.; Wisconsin Fair Employment Act; and any other federal, state or local statute, ordinance, or regulation and, in addition, from any claims, demands, or actions brought on the basis of alleged wrongful or retaliatory discharge, breach of an implied or express contract, misrepresentaiion, defamation, interference with contract or intentional or negligent infliction of ernotional distress, damage to business or professional reputation, conspiracy, negligence, invasion of privaey, or any other tort, contract or common law claim. Employee intenOs in executing this Agreement that it shall be effective as a bar to each and every claim, demand, and cause of action Employee may have at the time of the execution of this Agreement. Employee further understands, acknowledges and agrees that, by signing this Agreement, Employee is giving up all rights which Employee or Employee's successors, assigns, spouse, children or any other third party may have to bring a claim or cause of action arising out of or related to Employee's employment or employment separation, and that Employee voluntarily does so. This Agreement shall serve as a bar to any claims relating to the matters generally and specifically released above, except charges filed with the Equal Employment Opportunity Commission ('EEOC')^ With regard to any claims fited by Employee or on behalf of Employee with any court or agency, Employee shall take whatever actions are necessary to effect the dismissal with prejudice of any and all claims Employee has against Employer, including but not limited to the execution of additional documents to cause the expeditious dismissal of such charge or suit with prejudice. lf any charges are filed or have been filed with the EEOC, Employee shall take whatever actions are necessary to effect the dismissal with prejudice of any and all EEOC charges entployee has against Employer, including but not limited to the execution of additional documents to cause the expeditious dismissal of such charge withprejudice; and, should the EEOC pursue a claim on Employee's behalf, Employee hereby waives and releases any right or claim to recovery thereunder. This Agreement does no1 otheruise bar Employee from participating in an EEOC investigation. Employee acknowledges and agrees that, as of the date of this Agreement, Employee has not suffered any unreporled on-the-job or work-related accident, injury, occupational disease, or disability, whether temporary, permanent, partial, or total. This Agreement does not waive or -2- til{

release any right or claim(s) that Employee may have which arises after execution of this Agreement by Employee, for breach of this Agreement, or which cannot be waived by law. 4. Return of EmployqlDocuments and Propertv Employee agrees that Employee has and/or will turn over to Employer all files, memoranda, records, and other documents (including any of the foregoing which are electronically stored), and any physical or personal property (including, but not limited to, keys, company credtts cards, cell phones, computers, etc,) which Employee received from Employer and which are the property of Employer. 5. Non-Disparaqement Employee agrees that Employee will not communicate in any manner, anything negative regarding the Released Persons and Entities. However, this Paragraph shall not prevent Employee from responding candidly to any subpoena or as otherwise compelled by law, or engaging in communication that is protect by law. This is not a restriction on statements Employee has a legally protected right to make, such as to the EEOC, Employer agrees that in response to any request for a reference, Employer will only confirm dates of employment and position held. 6. Non-Disclosgfe of Confidential lnformatiqn Employee agrees for a period of two (2) years following the Separation Date to maintain the confidentiality of "Confidential lnformation," Confidential lnformation is defined as information {to the extent it is not a Trade Secret), whether oral, written, recorded, magnetically or electronically or otherwise stored, and whether originated by Ernployee or otherwise coming into the possession or knowledge of Employee, which is possessed by or developed for Employer and which relates to Employer's existing or potential business, which information is not reasonably ascertainable by Employer's competitors or by the general public through lawful means, and which information Employer treats as confidential, including but not limited to information regarding Employer's business affairs, plans, strategies, products, designs, finances, computer programs, research, customers, purchasing, marketing, and other information. Employee agrees to never disclose Employer Trade Secrets, as that term is defined under the Uniform Trade Secrets Act. This prohibition does not prohibit Employee's use of general skills and know-how acquired during and prior to employment by Employer, as long as such use does not involve the use or disclosure of Confidential lnformation. This prohibition also does not prohibit the description by Employee of Employee's employment history and duties, for work search or other purposes, as long as such use does not involve the use or disclosure of Confidential lnformation. 7. Post-A,q.reement Restrietions on A$tivitv (a) Definitions. When used in this Agreement the following terms have the definition set forth below: (i) "Competing Product" means any product or service which is sold or provided in competition with a product or service: that Employee sold or provided on behalf of Employer at some time during the twelve (12) months immediately preceding the execution of this Agreement; that one or more Employer employees or business units managed, supervised, or directed by Employee sold or provided on behalf of Employer at some time during the twelve (12) months immediately preceding the execution .( w( -J-

of this Agreement; that was designed, developed, tested, distributed, marketed, provided, or produced by Employee (individually or in collaboration with other Employer employees) or one or more Employer employees or business units managed, supervised, or directed by Employee at sonre time during the twelve (12) months immediately preceding the execution of this Agreement; or that was designed, tested, developed, distributed, marketed, produced, sold, or provided by Employer with management or executlve support from Employee at some time during the twelve (12) months immediately preceding the execution of this Agreement. "Employer" means Roadrunner Transportation Systems, lnc. and all affiliates, related or parent entities, subsidiaries, successors or assigns. "Restricted Customer" means a customer of Employer to which Employee, or one or more individuals or Employer business units supervised, managed, or directed by Employee, sold or provided products or services on behalf of Employer during the twelve (12) month period immediately preceding the execution of this Agreement. "Services" means services of the type performed for Employer by Employee or one or more Employer employees managed, supervised, or directed by Employee during the final twelve (12) months preceding the execution of this Agreement, but shalt not include clerical, menial, or manual labor. "Strategic Customer" means a customer of Employer that purchased a product or service from Employer during the twelve (12) rnonth period immediately preceding the execution of this Agreement, but is limited to customers concerning which Employee learned, created, or reviewed Confidential lnformation or Trade Secrets on behalf of Emptoyer during the twelve (12) month period immediately preceding the execution of this Agreement. "Territory" means a state within the United States of America. "Restricted Territory' means Territories in which Employer sold or provided products, or services during the six (6) month period immediately precedlng the execution of this Agreement. Notwithstanding the foregoing, the term Restricted Territory is limited to Territories in which Employer sells or provides in excess of one hundred thousand dollars (US$100,000) in the aggregate worth of products or services in the six (6) month period immediately preceding the execution of this Agreement. Also, notwithstanding the foregoing, the term Restricted Territory is limited to Territories which were part of Employee's responsibility on behalf of Employer during the six (6) month period immediately preceding the execution of this Agreement and/or Territories in which Employer sold or provided products or services with sales, marketing, production, management or other assistance or direction of Employee during the six (6) month period imrnediately preceding the execution of this Agreement. (i i) (iii) (iv) (v) (vi) (vii) rp UJ (b) Limited Restrictions on Activity. -4-

(i) For eleven (11) months following the execution of this Agreement Employee shall not sell or solicit the sale of a Competing Product to a Restricted Customer.(ii) For eleven (11) months following the execution of this Agreement Employee shall not perform Services as part of or in support of providing, selling, or soliciting the sale of a Competing Product to a Restricted Customer.(iii) For eleven (1'1) months following execution of this Agreement Employee shall not sell or solicit the sale of a Competing Product to a Strategic Customer.(iv) For eleven (11) months following execution of this Agreement Employee shall not perform Services as part of or in support of providing, selling or soliciting the sale of a Competing Product to a Strategic Customer. 8. Ng_n:SolicitatioJr (a) Nlon-solicitation of Employees: Employee agrees, for the period of eighteen (18) months after the Separation Date, that he will not directly or indirectly solicit any of Employer's employees for a competing business, or otherwise induce or attempt to induce such employees (either current or who were employed for the six (6) month period preceding the Separation Date) to terminate their employment with Employer. (b) Non-soliqitirtion of Vpndors/Agents: Fora period of eighteen (18) months following the Separation Date, Employee shall not, directly or indirectly, call on, solicit, take away, or attempt to call on, solicit, or take away any entity that Employer has contracted with to transport freight of an Employer customer (a vendor) or any entity that Employer uses to coordinate the transportation of freight with an Employer customer (an agent) (either a current vendor or agent or one whom did business with the Employer for the twelve (12) month period preceding the Separation Date), This provision shall not prohibit Employee from working directly for an Employer customer as a consultant or independent contractor during this non-solicitation period, (c) Non-intederence with Business Oppoftunity: For a period of eighteen (18) months following the Separation Date, Employee shall not, directly or indirectly, divert from Employer any investment or financial opportunity that could be considered an oppofiunity of Employer andlor which Employer had or was pursuing in the twelve (12) month period preceding the Separation Date. Employee understands and agrees that Employer would not have an adequate remedy at law for the breach or threatened breach by Employee of the covenants set forth above, and agrees that if there is any such breach or threatened breach, Employer may, in addition to the other lega[ or equitable remedies that may be available to it, obtain a court-imposed injunction or restraining order to enjoin or restrain Employee from the breach or threatened breach of such covenants. Employee agrees that Employer shall not have to post any bond to obtain such a court-imposed injunction or restraining order. 0 v14 L,n -5-

9. Enfpf-cement This Agreement does not bar actions or proceedings instituted for the sole purpose of enforcing the provisions of this Agreement, Any violation of the provisions of this Agreement by Employee would allow Employer to revoke this Agreement and require Employee to immediately reimburse Employer in full for the Separation Payment. 10. Nen-Admission Employer's or Employee's participation in this Agreement ls not to be construed as an admission of any wrongdoing or liability whatsoever by or on behatf of either Party. This Agreement is intended for the sole purpose of resolving any issues between the Parties concerning Employee's employment and separation of employment from Employer. lt is not intended for any other purpose and shall not be used by any other party for another reason. 1 1. Confidentia,litv Employee shall not disclose the existence of or the terms of this Agreement to any third party (except Employee's spouse) without the written consent of Employer, except for the purpose of enforcing this Agreement, for the purpose of consulting with an attorney or accountant for legal or tax advice concerning this Agreement, or pursuant to legal process or as othenryise required by law, rule or regulation. 12, Waiver of ,Future Emplpyment Employee agrees that Employee's employment with Employer has ended, and Employee acknowledges that Employee has received all wages, compensation, benefits, and other amounts to which Employee was entitled because of Employee's employment with Employer, Employee affirmatively represents that Employee has no interest in returning to employment with Emptoyer (or any of the Released Persons and Entities), and Employee understands that Employer (and the Released Persons and Entities) has made the determination that Employee is not eligible for rehire. Employee therefore agrees that Employee will not apply or reapply for employment, reemployment, or reinstatement with Employer (or the Released Persons and Entities), and Employee waives any right to seek such employnrent, reemployment, or reinstatemeni. Employee further agrees that the execution of this Agreement is good and sufficient cause for Employer and the Released Persons and Entities to reject any such application for employment, reemployment, or reinstatement. 13, Separabilitv Each provision of this Agreement is separate and severable. lf any provision of this Agreement is held invalid by any court, agency or tribunal, that provision shall be modified to the minimum extent necessary to make it valid, and shall not impair the validity of any other provision of this Agreement, which shall remain in full force and effect. This Agreement shall be interpreted in accordance with the laws of the State of Wisconsin. 1 4. Entire Understandin=q. This Agreement constitutes the entire understanding between the Parties concerning Employee's employment with Employer and related entities, and supersedes all prior agreements, representations, practices, and understandings between the Parties, including without limitation, any prior employment agreement Employee may have had with Employer or any of its related entities, the provisions of any personnel documents, handbooks or policies and any prior customs or practices of Employer with respect to business, severance pay, fringe benefits, or othenrise, Employee remains subject to any non-compete or non-solicitation ,'( Ul/( agreements that Employee signed off on -6-

15. Elnolovee agknowledqe-g that: (a) Employee has read this Agreement, understands its contents and agrees to its (s) Employeg terms and conditions of Employee's own free will; Employee is hereby advised by Employer to consult with an attorney prior to signing this Agreement, has been advised in writing to do so, and has had the opportunity to do so; The Agreement is signed in exchange for consideration to which Emptoyee would otherwise not be entitled; Employee understands that the Agreement includes a final general release and that Employee can make no further claims against the Released Persons and Entities in connection with the events described in the release; Employee has been given twenty one (21) days to consider whether to accept and sign this Agreement; Employee has seven (7) days after signing the Agreement within which to revoke acceptance of it, by sending a written document stating that Employee wishes to revoke acceptance of this Agreement to Paul Hoff, Vice President of Human Resources, Roadrunner Transportation Systems, 4900 S. Pennsylvania Ave., Cudahy, Wisconsin 53110; and This Agreement will not become effective or enforceable (the "Effective Date") untilthe expiration of the revocation period referenced in Paragraph 15(f). Roadrunneq.Jransportatign Systems, lnc.: 101312016 081 062-01 1 0\1 9583805.1 (b) (c) (d) (e) (0 By: Mark T. Peterson -7-